Exhibit 10.30

FIRST AMENDMENT AGREEMENT

THIS FIRST AMENDMENT AGREEMENT (this “Agreement”), is dated as of April 14, 2009 by and between Q.E.P. CO., INC., a Delaware corporation with its chief executive office and principal place of business at 1001 Broken Sound Parkway, NW, Suite A, Boca Raton, Florida 33487 (“Q.E.P.”), ROBERTS CONSOLIDATED INDUSTRIES, INC., a Delaware corporation with its chief executive office and principal place of business at 1001 Broken Sound Parkway, NW, Suite A, Boca Raton, Florida 33487, ROBERTS HOLDING INTERNATIONAL, INC., a Delaware corporation with its chief executive office and principal place of business at 1001 Broken Sound Parkway, NW, Suite A, Boca Raton, Florida 33487, ROBERTS COMPANY CANADA LIMITED, a corporation amalgamated under the laws of the province of Ontario, Canada with its chief executive office and principal place of business at 2070 Steeles Avenue, Bramalea, Ontario, Canada L6T1A7, Q.E.P. ZOCALIS HOLDING L.L.C., a Delaware limited liability company with a place of business at 1001 Broken Sound Parkway, NW, Suite A, Boca Raton, Florida 33487, BOIARDI PRODUCTS CORPORATION, a Florida corporation, with its chief executive office and principal place of business at 1001 Broken Sound Parkway, NW, Suite A, Boca Raton, Florida 33487, ROBERTS CAPITOL, INC., a Florida corporation with a chief executive office and principal place of business at 1001 Broken Sound Parkway, NW, Suite A, Boca Raton, Florida 33487, QEP-CALIFORNIA, INC., a California corporation with its chief executive office and principal place of business at 1001 Broken Sound Parkway, NW, Suite A, Boca Raton, Florida 33487 and Q.E.P. STONE HOLDINGS, INC., a Florida corporation with its chief executive office and principal place of business at 1001 Broken Sound Parkway, NW, Suite A, Boca Raton, Florida 33487 (all of the foregoing are hereinafter collectively referred to as, the “Borrower”), BANK OF AMERICA, N.A., (“BOA” or the “Lender”), and BANK OF AMERICA, N.A., with an office at 2150 Black Rock Turnpike, Fairfield, Connecticut 06825, as agent for the Lender, (hereinafter referred to as the “Agent”).

PREAMBLE

WHEREAS, HSBC BANK USA, NATIONAL ASSOCIATION, successor-by-merger to HSBC BANK USA (“HSBC”), has assigned all of its interests in that certain Third Amended and Restated Loan Agreement dated as of December 30, 2008 by and among the Borrower, HSBC, BOA and the Agent (as amended and in effect from time to time, the “Loan Agreement”), to BOA pursuant to an Assignment and Assumption Agreement dated as of the date of this Agreement which has resulted in BOA becoming the sole lender to the Borrower under the Loan Agreement;

WHEREAS, pursuant to the Loan Agreement, the Lender made, or agreed to make in the future, certain Loans to the Borrower including the Revolving Loan;

WHEREAS, Borrower has satisfied the conditions set forth in the Forbearance Agreement dated January 22, 2009;

WHEREAS, the Borrower, Lender and Agent have agreed to amend the Loan Agreement as described herein; and

WHEREAS, the Agent and the Lender are willing to amend the Loan Agreement subject to and in reliance upon the representations, warranties, acknowledgements, covenants and agreements of Borrower contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and acknowledging that the Agent and the Lender are relying upon the representations, warranties, acknowledgments, covenants and agreements of Borrower contained herein, Borrower, the Agent and the Lenders agree as follows:

I.	Acknowledgments and Affirmations.

A. Borrower, the Agent and the Lender acknowledge and agree that capitalized terms used herein and without definition shall have the meanings assigned to them in the Loan Agreement.

B. Borrower acknowledges and affirms that:

1. As of the close of business on April 8, 2009, Borrower is legally and validly indebted to the Lender under the Loan Agreement in the principal amount (including the face amount of outstanding Letters of Credit) of $19,506,788.62 (USD) with respect to the Revolving Loan and $2,110,721.09 (CAD) with respect to the Mortgage Loan, plus interest, fees and charges accrued and accruing thereon and thereunder, and there is no defense, offset or counterclaim with respect to any such indebtedness or independent claim or action against the Agent or the Lender.

2. Before giving effect to this Amendment, all indebtedness of Borrower to the Agent and the Lender, whenever and however arising, is secured by a duly perfected, first priority security interest in the Collateral.

C. Borrower represents and warrants that:

1. The resolutions previously adopted by the Board of Directors of each Borrower with respect to the Loan Agreement and provided to Lender have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, except to the extent that they have been modified or supplemented to authorize this Agreement and the documents and transactions described herein.

2. Each Borrower has the corporate power and authority to enter into this Agreement and the transactions contemplated herein, and each Borrower has taken all necessary corporate action to authorize this Agreement and the transactions contemplated herein.

3. All representations, warranties and covenants contained in the Loan Agreement, and in the schedules and exhibits attached thereto, are true and correct on and as of the date hereof, are incorporated herein by reference and, with respect to each Borrower organized under the laws of any jurisdiction within the United States or Canada are hereby remade.

D. Guarantor hereby represents and warrants that all representations, warranties and covenants contained in the Roberts Guarantee, and in the schedules and exhibits attached thereto are true and correct on and as of the date hereof, and are incorporated herein by reference and are hereby remade.

E. The consummation of the transactions contemplated herein (a) is not prevented or limited by, nor does it conflict with or result in a breach of the terms, conditions or provisions of, any Borrower’s articles of incorporation or bylaws, or any evidence of indebtedness, agreement or instrument of whatever nature to which any Borrower is a party or by which any of them is bound, (b) does not constitute a default under any of the foregoing, and (c) does not violate any federal, state or local law, regulation or order of any court or agency which is binding upon any Borrower.

F. Borrower, Lender and Agent agree that the Forbearance Agreement dated January 22, 2009, as amended on March 16, 2009, shall terminate as of the date of this Agreement.

II.	Amendments to Loan Agreement.

The Loan Agreement is hereby amended as follows:

A. All references to Lenders in the Loan Agreement shall be deemed to refer to Lender with the proper verb tense.

B. Section 1.1 is hereby amended by deleting the definitions of “Lenders”, “Negative Pledge Agreement”, and “Required Lenders”, and replacing them with the following:

“Lenders” means BOA, or any successors, assigns or holders of all or any part of the obligations of Borrower.

“Negative Pledge Agreement” means that certain Negative Pledge Agreement by and among BOA, as agent for itself, and Roberts Japan KK, Roberts Deutschland GmbH, Q.E.P. Holdings B.V., Q.E.P. Chile Limitada, Zocalis S.R.L., Q.E.P. Roberts Mexicana, S.A. de C.V., Harmony Depot Shanghai Trading Company Limited, Roberts Holland B.V., and Q.E.P. Co., HK Limited dated May 21, 2008.

“Required Lenders” means BOA.

C. Section 1.1 is hereby amended by deleting in its entirety the definitions of “Excess Cash Flow” and “Prime Rate Advances.”

D. Section 1.1 is hereby amended by adding the following definitions:

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) LIBOR for a thirty (30) day interest period as determined on such day plus 1.0%. The “prime rate” is a rate set by BOA based upon various factors including BOA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by BOA shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means any Revolving Advance or portion of any other Loan which bears interest with reference to the Base Rate.

“Co-Lender” means any Lender who is not also the Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by Agent.

E. All references to “Prime Rate Advance” or Prime Rate Advances” shall be replaced with the words “Base Rate Advance” or Base Rate Advances”, respectively, including, but not limited to, Section 1.1 (“Interest Period” and “Type”), Section 2.1(c)(v), Section 2.2(c)(v), Section 2.2(d)(i), Section 2.3(c), Section 2.4(a)(i), Section 2.4(b), Section 2.15 and Section 2.24(c).

F. The last sentence of Section 2.1(c) is deleted and replaced with the following:

With respect to the Revolving Loan, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a fee on the first day of each month and on the Maturity Date, in an amount equal to one-half of one percent (0.50%) per annum of the difference between the Revolving Loan Commitment and the average daily outstanding principal balance of the Revolving Loan for the prior one month period.

G. Section 2.3(a) is deleted in its entirety and replaced with the following:

(a) Prior to the reporting by Q.E.P. and its consolidated subsidiaries of their financial results for the fiscal quarter ending August 31, 2009, Borrower promises to pay interest to the Agent, on the outstanding and unpaid principal balances of the Revolving Loan, at a rate per annum equal to, at the option of Borrower, (i) the Base Rate plus 275 basis points or (ii) the LIBOR Rate plus 375 basis points. Following the reporting by Q.E.P. and its consolidated subsidiaries of their consolidated financial results for the fiscal quarter ending August 31, 2009, Borrower promises to pay interest to the Agent, on the outstanding and unpaid principal balances of the Revolving Loan, at the option of Borrower, at a rate per annum equal to (i) the Base Rate plus the Base Rate Spread or (ii) the LIBOR Rate plus the LIBOR Spread each as set forth in the following table:

Fixed Charge Coverage Ratio	LIBOR Spread	Base Rate Spread
< 1.10x	375 basis points	275 basis points

≥ 1.10x < 1.30x	350 basis points	250 basis points

≥ 1.30x < 1.75x	325 basis points	225 basis points

≥ 1.75x	300 basis points	200 basis points

Changes in the LIBOR Spread resulting from a change in the above ratios shall become effective on the due date of delivery by Borrower of a compliance certificate evidencing such change. If Borrower shall fail to timely deliver a compliance certificate within five days of such certificate’s due date in accordance with Section 5.8(c) of this Agreement, the LIBOR Spread shall be 375 basis points from the day such certificate was due until the day a certificate evidencing a lower LIBOR Spread is actually delivered to the Lender. Each Revolving Advance shall be comprised entirely of a Base Rate Advance or a LIBOR Rate Advance as Borrower may request pursuant to Section 2.4. Borrower shall not be entitled to request any Revolving Advance which, if made, would result in more than six (6) LIBOR Rate Advances outstanding hereunder at any time. For purposes of the foregoing, LIBOR Rate Advances having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate LIBOR Rate Advances. Each LIBOR Rate Advance shall be in a principal amount of $500,000 (or the equivalent in an Alternative Currency) or in $50,000 (or the equivalent in an Alternative Currency) increments in excess thereof.

Interest payments shall be made (i) in the case of Base Rate Advances, on the first day of each month in arrears, and (ii) in the case of LIBOR Rate Advances, on the last day of each applicable Interest Period, or in the case of Interest Periods having a duration of more than three (3) months, on each three-month anniversary date of the commencement of such Interest Period.

The Borrower promises to pay interest to the Agent, on the outstanding and unpaid principal balance of the Mortgage Loan, at a rate per annum equal to, at the election of Q.E.P., (i) the Base Rate plus 200 basis points or (ii) the LIBOR Rate plus 400 basis points.

H. Section 2.6 shall be deleted in its entirety and replaced with the following:

Section 2.6 Settlements. On Friday of each week, the Agent shall notify each Co-Lender, if any, of its’ pro rata share, based upon its percentage of Revolving Loans, of all such Loans outstanding as of such date. Each Co-Lender shall make available such pro rata portion to the Agent not later than 1:00 P.M. (Hartford, Connecticut time) that day. All such amounts will be made available in lawful money of the United States in immediately available funds at the Head Office of the Agent. Unless the Agent shall have been notified by any Co-Lender prior to such day that such Co-Lender does not intend to make available to the Agent such Co-Lender’s portion of such loans, the Agent may assume that such Co-Lender has made such amount available to the Agent on such day and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Co-Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Co-Lender. If such Co-Lender does not pay such corresponding amount forthwith upon the Agent’s demand, the Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to the Agent. The Agent also shall be entitled to recover on demand from such Co-Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower until the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Co-Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.3. Nothing in this Section 2.6 shall be deemed to relieve any Co-Lender from its obligation to make Loans hereunder or to prejudice any rights which Borrower may have against any Co-Lender as a result of any failure by such Co-Lender to make Loans hereunder.

I. Section 2.23(f) is deleted in its entirety and replaced with the following:

(f) Letter of Credit Fees. Prior to the reporting by Q.E.P. of its consolidated financial results for the fiscal quarter ending August 31, 2009, in the event that the Lender issues, extends or renews any Letters of Credit for the account of Borrower (whether collectively or individually), Borrower shall pay to the Lender on the date of such issuance, extension or renewal and on each anniversary date thereof, a fee of 375 basis points on the face amount of such letter of credit; thereafter, in the event that the Lender issues, extends or renews any Letters of Credit for the account of Borrower (whether collectively or individually), Borrower shall pay to the Lender on the date of such issuance, extension or renewal and on each anniversary date thereof, a fee equal to the LIBOR Spread then in effect. Borrower shall also pay the Issuing Lender’s usual and customary administration and negotiation fees with respect to such letter of credit.

J. Section 5.8(d) is deleted in its entirety and replaced with the following:

(d) On each Drawdown Date or date of issuance, extension or renewal of a Letter of Credit, a collateral update certificate on Agent’s then current form and a Borrowing Base Certificate in the Agent’s current form (a “Borrowing Base Certificate”), with supporting verification, as follows: (i) prior to the reporting of Q.E.P.’s consolidated financial results for the fiscal quarter ending on August 31, 2009, on a weekly basis and (ii) thereafter, on a bi-weekly basis as of the 15th and last day of each month, provided that at any time at which Borrower’s average monthly Credit Availability (uncapped by line limits) is less than $3,500,000, Borrower shall deliver a Borrowing Base Certificate on a weekly basis.

K. Section 6.6 is deleted in its entirety and replaced with the following:

Section 6.6 Restricted Payments. Pay, make or declare any Restricted Payment except (i) as set forth on Schedule 6.6 and (ii) unless an Event of Default shall have occurred and be continuing, or would occur after giving effect to any such payment, payments to Susan Gould of up $120,000 per year in connection with the repurchase of shares of Borrower’s common stock.

L. Section 6.15 is deleted in its entirety and replaced with the following:

Section 6.15 Foreign Companies. Send or otherwise transfer funds to the Foreign Companies in an aggregate amount in excess of $500,000 in any fiscal year, other than (i) intercompany trade transactions in the ordinary course of business and consistent with past practice; (ii) up to $400,000 to Harmony Trading; (iii) to Q.E.P. Roberts Mexicana, S. de R.L. de C.V. (including its’ predecessor company) in amounts not to exceed (a) $350,000 for operations in any calendar year and (b) $150,000 for inventory purchasing in any calendar year; and (iv) up to $200,000 to Q.E.P. Aust. Pty. Limited during the fiscal year ending February 28, 2010.

M. Section 7.2 is deleted in its entirety and replaced with the following:

Section 7.2 Senior Debt to Trailing EBITDA Ratio. Commencing with the fiscal quarter ending May 31, 2010, maintain as of the end of each fiscal quarter of the Borrower a ratio of (i) Senior Debt to (ii) trailing twelve-month Earnings Before Interest, Taxes, Depreciation and Amortization of not more than 4.0:1.0.

N. Section 7.3 is deleted in its entirety and replaced with the following:

Section 7.3 Minimum EBITDA / Fixed Charge Coverage Ratio.

(a) Minimum EBITDA. Maintain Earnings Before Interest, Taxes, Depreciation and Amortization in an amount equal to or more than the amounts shown in the following table:

For the one month ending March 31, 2009	$108,000
For the two months ending April 30, 2009	$300,000
For the three months ending May 31, 2009	$554,000
For the three months ending June 30, 2009	$763,000
For the three months ending July 31, 2009	$879,000
For the three months ending August 31, 2009	$1,064,000

(b) Fixed Charge Coverage Ratio. Maintain at the end of the following fiscal quarters of the Borrower, on an annualized quarter basis, a ratio of (i) Earnings Before Interest, Taxes, Depreciation and Amortization minus unfinanced Capital Expenditures during such period minus all taxes paid during such period minus all dividends paid during such period, to (ii) Current Maturities of Long-Term Debt plus Interest Expense during such period of not less than as set forth in the following table:

Fiscal Quarter Ending	Ratio
August 31, 2009	1.00:1.0
November 31, 2009	1.10:1.0
February 28, 2010	1.20:1.0

Thereafter, maintain as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending May 31, 2010, a ratio of (i) trailing twelve month Earnings Before Interest, Taxes, Depreciation and Amortization minus unfinanced Capital Expenditures during such period minus all taxes paid during such period minus all dividends paid during such period, to (ii) Current Maturities of Long-Term Debt plus Interest Expense during such period of not less than 1.20:1.0.

O. Section 7.4 (d) is deleted in its entirety and replaced with the following:

“Earnings Before Interest, Taxes, Depreciation and Amortization” means earnings (or losses) from operations for any period, after all expenses and other proper charges but before payment or provision for any depreciation, amortization or income taxes for such period; increased by (i) interest expense (including non-cash interest expense), (ii) pension expense, (iii) option or warrant related expenses, (iv) non-cash expenses related to goodwill, deferred costs and other intangible assets for such period; and as adjusted to reflect only the cash portion of expenses related to salary deferral programs for such period.

P. Section 10.8 is amended by adding the following sentence at the end of subparagraph (e) as follows:

Notwithstanding the language in this Section 10.8 or in this Loan Agreement, as long as BOA is the sole lender then BOA may not resign as Agent.

Q. Section 11.23 is deleted in its entirety and replaced with the following:

Section 11.23 Payments Pro Rata. Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Reimbursement Obligations or Letter of Credit fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Without limiting the generality of the foregoing, BOA agrees that in the event that it receives proceeds from its first priority charge on collateral located in the United Kingdom with respect to which the Agent has a second priority charge, it shall share such proceeds with each Co-Lender in accordance with their respective aggregate Commitments. Notwithstanding anything to the contrary contained herein, this paragraph shall be subject to the express provisions of the Loan Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

R. Schedule 2 to the Loan Agreement is hereby deleted and replaced with the following:

SCHEDULE 2

COMMITMENTS

Lender	Mortgage Loan Commitment		Revolving Loan Commitment
Bank of America, N.A.	$2,110,721.09	(CAD)	$27,000,000	(USD)

III.	Amendments to Revolving Credit Notes.

All references in that certain Second Amended and Restated Domestic Advances Note dated March 31, 2005 by the Borrowers to Fleet Capital Corporation to “$21,000,000.00” and “Twenty-One Million Dollars” are hereby deleted and replaced with “$27,000,000.00” and “Twenty-Seven Million Dollars”, respectively.

IV.	Conditions Precedent.

The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions:

1. The Agent and the Lender shall, on or prior to the date of this Agreement, have received each of the following, in form and substance satisfactory to the Agent and its counsel:

(a) This Agreement, duly executed by Borrower;

(b) A certificate, dated as of the date of this Agreement, of the Secretary of each Borrower, certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the other documents to be delivered by it under this Agreement;

(c) Copies of all corporate action taken by each Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of this Agreement and each other document to be delivered pursuant to this Agreement, certified as of the date of this Agreement by the Secretary of such Borrower;

(d) An amendment fee of $143,000; and

(e) All other documents, instruments and agreements that the Agent and the Lender shall reasonably require in connection with this Agreement, including without limitation those documents, instruments, and agreements required under previous amendments to the Loan Agreement which have not yet been delivered to the Agent and the Lender.

V.	Miscellaneous.

A. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (except its conflicts of laws provisions).

B. Upon the execution of this Agreement, the Loan Agreement is amended to the extent this Agreement amends the Loan Agreement. Except as specifically amended by the terms of this Agreement, all terms and conditions set forth in the Loan Agreement shall remain in full force and effect.

C. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one instrument.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:

Q.E.P. CO., INC.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	Chairman & CEO
(Duly Authorized)

ROBERTS CONSOLIDATED INDUSTRIES, INC.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	President
(Duly Authorized)

ROBERTS HOLDING INTERNATIONAL, INC.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	President
(Duly Authorized)

ROBERTS COMPANY CANADA LIMITED

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	President
(Duly Authorized)

Q.E.P. ZOCALIS HOLDING L.L.C.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	President
(Duly Authorized)

BOIARDI PRODUCTS CORPORATION

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	President
(Duly Authorized)

ROBERTS CAPITOL, INC.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	President
(Duly Authorized)

QEP-CALIFORNIA, INC.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	President
(Duly Authorized)

Q.E.P. STONE HOLDINGS, INC.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Its:	President
(Duly Authorized)

AGENT:

BANK OF AMERICA, N.A., successor-in-interest to FLEET CAPITAL CORPORATION

By:	/s/ Seth Tyminski
Name:	Seth Tyminski
Title:	Assistant Vice President

LENDERS:

BANK OF AMERICA, N.A., successor-in-interest to FLEET CAPITAL CORPORATION

By:	/s/ Seth Tyminski
Name:	Seth Tyminski
Title:	Assistant Vice President